Exhibit 5.15

July 11, 2014

LifePoint Hospitals, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:                             Oregon and Washington Guarantors of LifePoint Hospitals, Inc. Notes

Ladies and Gentlemen:

We have acted as special Washington counsel to Care Health Company, Inc., a Washington corporation (the “Washington Guarantor”) and special Oregon counsel to Brim Hospitals, Inc. (the “Oregon Guarantor” and together with the Washington Guarantor, the “Northwest Guarantors”), in connection with the exchange of outstanding 5.5% Senior Notes due 2021, in the aggregate principal amount of $1,100,000,000, consisting of (i) $700,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on December 6, 2013, and (ii) $400,000,000 aggregate principal amount of 5.5% Senior Notes due 2021 issued on May 12, 2014 for up to $1,100,000,000 of new 5.5% Senior Notes due 2021 (“Notes”) pursuant to the Indenture dated as of December 6, 2013, among LifePoint Hospitals, Inc., the Northwest Guarantors and the other guarantors on the signature pages thereto (collectively, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A. (the “Indenture”).

The law covered by the opinions expressed herein is limited to the laws of the State of Washington and the State of Oregon.

A.                                    Documents and Matters Examined

For purposes of rendering this opinion letter, we have examined originals or copies of the following documents, instruments and agreements dated on or as of the date hereof, except as otherwise indicated:

A-1.                         the Indenture; and

A-2.                         the documents listed or otherwise described on Schedule A (“Schedule A”) attached to this opinion letter.

As to certain matters of fact bearing on the opinions expressed herein, we have relied, without investigation, on:

(a)                                 Certificate of Existence for Care Health Company, Inc. issued by the Secretary of State for the State of Washington on June 24, 2014 (the “Care Health Certificate of Existence”);

(b)                                 Certificate of Existence for Brim Hospitals, Inc. issued by the Secretary of State for the State of Oregon on June 24, 2014 (the “Brim Certificate of Existence”); and

(c)                                  Information provided in the Certificate of Secretary of Guarantors effective as of July 11, 2014.

B.                                    Assumptions

For purposes of this opinion letter, we have relied on customary assumptions, including the following assumption:

B-1.                         The issuance of the Notes may reasonably be expected to benefit, directly or indirectly, each of the Northwest Guarantors and each Northwest Guarantor has received adequate and sufficient consideration and will derive adequate and sufficient benefit in respect of its obligations under the Indenture.

We have not undertaken an independent investigation to determine the accuracy of our assumptions made in this opinion letter, and any inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation.  No inference as to our knowledge of any matters bearing on the accuracy of our assumptions in this opinion letter should be drawn from the fact of our representation of the Northwest Guarantors.

C.                                    Opinions

Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1.                         Based solely on the Care Health Certificate of Existence, the Washington Guarantor is validly existing under the laws of the State of Washington.

C-2.                         Based solely on the Brim Certificate of Existence, the Oregon Guarantor is validly existing under the laws of the State of Oregon.

C-3.                         Each Northwest Guarantor has all necessary corporate power and corporate authority to execute, deliver, and perform its obligations under the Indenture.

C-4.                         Each Northwest Guarantor has taken all corporate action necessary to authorize the execution, delivery and performance of the Indenture.

D.                                    Qualifications, Limitations and Exclusions

The opinions set forth herein are subject to the following qualifications, limitations, and exclusions.

D-1.                         We express no opinion as to the enforceability of any of the Indenture.

D-2.                         We express no opinion as to any law other than the law of the State of Oregon and the State of Washington.  In addition, our opinions herein are based upon our consideration of only those statutes, rules and regulations which in our experience, are normally applicable to transactions of the type provided for in the Indenture.  Without limiting the foregoing, we have not examined and we express no opinion as to any matters governed by (i) any banking or insurance company law, rule or regulation, (ii) any law, rule or regulation relating to taxation, (iii) the statutes and ordinances, administrative decisions and rules and regulations of countries, towns, agencies, counties, municipalities and special political subdivisions, (iv) state securities or “Blue Sky” laws, rules and regulations, (v) equitable principles or by any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium, fraudulent conveyance, fraudulent transfer, or other laws of general application affecting the enforcement of creditors’ rights generally (including, without limitation, the effectiveness of waivers of defenses and legal rights) and (vi) antitrust and unfair competition laws and regulations.

This opinion letter is to be interpreted in accordance with the report by the TriBar Opinion Committee, Third Party “Closing” Opinions, 53 BUS. LAW. 592 (Feb. 1998) and the report by the Ad Hoc Committee on Third-Party Legal Opinions of the Business Law Section of the Washington State Bar Association, Supplemental Report Covering Secured Lending Transactions (Oct. 2000).  This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.

We hereby consent to the filing of this opinion of counsel as an exhibit to the Exchange Offer Registration Statement filed with the Securities and Exchange Commission on July 11,

2014 (the “Registration Statement”). We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.  In all cases, reliance upon this opinion letter is conditioned upon acceptance of the assumptions, qualifications, limitations and exclusions referred to in this opinion letter.

Very truly yours,

/s/ Stoel Rives LLP

SCHEDULE A

1.                                      Care Health Company, Inc., a Washington corporation.

a.                                      The following documents certified by the Washington Secretary of State on March 11, 2011:

i.                                          Certificate of Incorporation of Care Health Company, Inc. issued by the Secretary of State for the State of Washington on September 28, 1992.

ii.                                       Articles of Incorporation of Care Health Company, Inc. filed with the Secretary of State for the State of Washington on September 28, 1992.

iii.                                    Articles of Merger merging Brim Outpatient Services, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

iv.                                   Articles of Merger merging Brim Equipment Services, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

v.                                      Articles of Merger merging Brim Pavilion, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

vi.                                   Articles of Merger merging Brim Services Group, Inc. into Care Health Company, Inc. issued by the Secretary of State for the State of Washington on October 26, 2001.

b.                                      The following documents certified by the secretary of Care Health Company, Inc. on July 11, 2014:

i.                                          Bylaws of Care Health Company, Inc., certified by the secretary of Care Health Company, Inc. on September 30, 1992.

2.                                      Brim Hospitals, Inc., an Oregon corporation.

a.                                      The following documents certified by the Oregon Secretary of State on March 11, 2011:

i.                                          Restated Articles of Incorporation of Brim Hospitals, Inc. filed with the Secretary of State for the State of Oregon on August 19, 1998.

ii.                                       Articles of Merger merging Brim Fifth Avenue, Inc. with and into Brim Hospitals, Inc. filed with the Secretary of State for the State of Oregon on October 26, 2001.

b.                                      The following documents certified by the secretary of Care Health Company, Inc. on July 11, 2014:

i.                                          Bylaws of Brim Hospitals, Inc.